UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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INTERNATIONAL FIGHT LEAGUE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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INTERNATIONAL FIGHT LEAGUE, INC.
424 West 33rd Street, Suite 650
New York, New York 10001

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

DATE	June 28, 2007

TIME	10:00 a.m. EST

PLACE	Offices of Lowenstein Sandler PC 1251 Avenue of the Americas, 18th Floor New York, New York 10020
ITEMS OF BUSINESS	(1) To elect 4 members of the Board of Directors for terms expiring at the annual meeting of stockholders in 2008.
(2) To ratify the appointment of Rothstein, Kass & Company, P.C. as our independent public accountants for fiscal year 2007.
(3) To approve an amendment to the Certificate of Incorporation to increase the number of shares of common stock the company is authorized to issue from 75,000,000 shares to 150,000,000 shares.
(4) To transact such other business as may properly come before the meeting and any adjournment or postponements thereof.

RECORD DATE	Holders of International Fight League, Inc. common stock of record at the close of business on May 18, 2007 are entitled to vote at the meeting.

ANNUAL REPORT	The company’s 2006 annual report, which is not a part of the proxy soliciting materials, accompanies this notice and proxy statement.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You may vote your shares by completing and returning the proxy card sent to you. You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

Michael C. Keefe
President, Legal and Business Affairs
and Corporate Secretary

May   , 2007

Page

General Information	1
Purpose of the Meeting	1
Attending the Meeting	1
Stockholders Entitled to Vote	1
Proxies and Voting Procedures	2
Revoking a Proxy	2
Quorum	2
Proxy Solicitation	2
Governance of the Company	3
Item 1 — Election of Directors	5
Security Ownership of Certain Beneficial Owners, Directors and Management and Related Party Transactions	8
Item 2 — Ratification of Independent Auditors	11
Fees Billed by Rothstein, Kass & Company, P.C.	11
Report of the Audit Committee	12
Item 3 — Proposal to Approve an Amendment to the Certificate of Incorporation to increase the number of shares of common stock the company is authorized to issue	12
Executive Compensation	13
Compensation Committee Report	13
Compensation Discussion and Analysis	14
Compensation of Executive Officers
Section 16(a) Beneficial Ownership Reporting Compliance	22
Submission of Stockholder Proposals	22
Other Matters	23
Exhibits
Director Independence Standards
Code of Ethics for Chief Executive Officer and Financial Officers
Stockholder Communications with the Board

International Fight League, Inc. 424 West 33rd Street, Suite 650 New York, New York 10001

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
JUNE 28, 2007

GENERAL INFORMATION

We are providing this proxy statement in connection with the solicitation by the Board of Directors of International Fight League, Inc. of proxies to be voted at our 2007 annual meeting of stockholders, and at any postponement or adjournment of the meeting. In this proxy statement, International Fight League, Inc. is referred to as “IFL,” “we,” “us,” “our” or “the company,” unless the context indicates otherwise.

IFL’s fiscal year begins on January 1 and ends on December 31. References in this proxy statement to the year 2006 refer to the 12-month period from January 1, 2006 through December 31, 2006.

We are first mailing this proxy statement and accompanying form of proxy and voting instructions on May   , 2007 to holders of our common stock as of May 18, 2007, the record date for our annual meeting.

Purpose of the Annual Meeting

The purpose of our annual meeting is to (i) to elect four (4) directors; (ii) to ratify the appointment of Rothstein, Kass & Company, P.C. as our independent registered public accounting firm for the fiscal year 2007; (iii) to approve an amendment to our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”) to increase the number of authorized shares of our common stock from 75 million to 150 million; and (iv) to transact such other business as may properly come before the annual meeting or at any adjournment or postponement thereof.

Attending the Meeting

You are cordially invited to attend our annual meeting on June 28, 2007, beginning at 10 a.m. EST. Our annual meeting will be held at the offices of Lowenstein Sandler P.C. located at 1251 Avenue of the Americas, 18th Floor, New York, New York 10020. You will need your admission ticket as well as a form of personal identification to enter our annual meeting. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend our annual meeting, please retain the admission ticket. If you arrive at the annual meeting without an admission ticket, we will admit you if we are able to verify that you are an IFL stockholder. If your shares are held in the name of a bank, broker or other nominee and you plan to attend our annual meeting, you can obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a recent bank or brokerage account statement, to our transfer agent, American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

Stockholders Entitled to Vote

Stockholders of our common stock at the close of business on the record date of May 18, 2007 are entitled to notice of, and to vote at, our annual meeting. Each common share is entitled to one vote on each matter properly brought before the meeting. On May 11, 2007, we had 53,500,488 shares of common stock outstanding. At least ten (10) days before the annual meeting, the company will make a complete list of the stockholders entitled to vote at the meeting open to the examination of any stockholder of the company for any purpose germane to the annual meeting. The list will be available for inspection during ordinary business hours at the company’s offices at 424 West 33rd Street, Suite 650, New York, New York 10001, and will be made available to stockholders present at the annual meeting.

Proxies and Voting Procedures

Your vote is important.  You may vote in person at the meeting or by being represented at the meeting by proxy. Many stockholders cannot attend our annual meeting in person and, therefore, need to be represented by proxy. Votes will be tabulated by our transfer agent, American Stock Transfer & Trust Company.

If you are a stockholder of record on the record date, you may vote your proxy by mail by completing, signing and dating the enclosed proxy card that represents your shares and returning it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. A properly executed proxy card marked “ABSTAIN” as to any proposal will not be voted with respect to that proposal, although it will be counted for purposes of determining whether there is a quorum.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares with regard to the proposals described in this proxy statement, or obtain a proxy issued in your name from that record holder. Brokers will provide instructions to beneficial owners on how to direct the broker to vote their shares. Under certain circumstances, your brokerage firm may vote your shares for “routine” matters, such as the election of directors, if you do not direct how your shares to be voted.

We request that you complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by proxy will in no way limit your right to vote at our annual meeting if you later decide to attend the meeting in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at our annual meeting.

All shares entitled to vote and represented by properly completed proxies received prior to our annual meeting, and not revoked, will be voted at our annual meeting as instructed on the proxies. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends.

Revoking a Proxy

You may revoke your proxy by: (i) sending written notice to American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219 Attn: Proxy Department so that it is received prior to the annual meeting; (ii) signing another proxy with a later date and delivering the proxy to American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219 Attn: Proxy Department so that it is received prior to the annual meeting; or (iii) voting in person at the annual meeting. If you have instructed a broker to vote your shares, you must follow the directions from your broker on how to change that vote.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the meeting is necessary to constitute a quorum at the meeting for the election of directors and for the other proposals. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If the stockholders present or represented by proxy at the meeting constitute holders of less than a majority of the outstanding shares entitled to vote at the meeting, our meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Proxy Solicitation

IFL will pay the cost of soliciting proxies. Directors, officers and employees of the company may solicit proxies on behalf of the company in person or by telephone, facsimile or other means. We also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

GOVERNANCE OF THE COMPANY

Background and Change in Control

Prior to November 29, 2006, we were known as Paligent Inc. (“Pagilent”), a Delaware corporation. On November 29, 2006, we acquired International Fight League, Inc., a privately held Delaware corporation, pursuant to an agreement and plan of merger, dated as of August 25, 2006, as amended (the “Merger Agreement”), by and among us, IFL Corp., a Delaware corporation and our wholly-owned subsidiary (“Merger Sub”), and Old IFL, providing for the merger of Merger Sub and Old IFL, with Old IFL being the surviving corporation and becoming our wholly-owned subsidiary. Immediately following the Merger, we changed our name to International Fight League, Inc., and Old IFL changed its name to IFL Corp. and continued to operate Old IFL’s business of organizing and promoting a mixed martial arts sports league.

Immediately prior to the Merger, we completed a 1-for-20 reverse stock split of our common stock. Except as otherwise specified herein, all references herein to share amounts of our common stock reflect the reverse stock split. In addition, effective upon the closing of the Merger, all of the pre-Merger directors of our company and Old IFL became our directors. As part of the Merger, we also adopted the International Fight League, Inc. 2006 Equity Incentive Plan (the “2006 Equity Incentive Plan”) under which all of the options to purchase shares of common stock of Old IFL outstanding prior to the Merger were converted into options to purchase shares of common stock of IFL.

As part of the Merger, we issued 30,872,101 shares of our common stock to the former stockholders of Old IFL in exchange for all of the issued and outstanding shares of common stock of Old IFL (including shares of Old IFL preferred stock which were converted to Old IFL common stock immediately prior to the Merger). As part of the Merger, in exchange for options to purchase 1,865,000 shares of Old IFL common stock, we issued to the holders thereof options to purchase an aggregate of 1,925,376 shares of our common stock under our 2006 Equity Incentive Plan having substantially the same terms and conditions as the Old IFL options. As a result of the Merger, the former stockholders of Old IFL became holders of IFL common stock, and holders of Old IFL options became holders of options to acquire shares of IFL common stock.

Following the reverse stock split and the Merger, there were 32,496,948 shares of IFL common stock outstanding, of which pre-Merger stockholders of our company owned approximately 5% and the pre-Merger stockholders of Old IFL owned approximately 95%.

Immediately after the Merger, we issued an additional 1,627,500 shares of IFL common stock to Richard J. Kurtz, our principal stockholder before the Merger, in exchange for his contribution of $651,000 of indebtedness owing to him under a promissory note issued to him by us.

Given this history, the company currently is not listed on any national securities exchange, and therefore is not required to adopt many of the corporate governance practices required of these exchanges. These requirements include having a majority of independent directors, establishing audit, compensation and nominating committees, and other practices. However, the Board intends to adopt corporate governance practices that meet the requirements of the national securities exchanges.

Director Independence

Currently, a majority of our directors are not independent, but we do intend to add at least one more independent director to our Board so that a majority of our directors will be independent. The Board of Directors has adopted Director Independence Standards, which are attached as Exhibit A. These Director Independence Standards incorporate all of the director independence standards of the American Stock Exchange and, in some respects, are more stringent. These standards require that a director be considered independent only if the director does not have, and generally has not had in the most recent three years, any material relationships with the company, including any affiliation with our independent auditors. The Board has reviewed each of the directors’ relationships with the company in conjunction with the Director Independence Standards and has affirmatively determined that Jeffrey Jagid and Michael Molnar are independent under the company’s Director Independence Standards. In making this determination, the Board took into account that no independent director (or immediate family member of any independent director) has a business relationship with the company or any of its subsidiaries, other than service as a director.

Board Committees

The Board currently does not have but expects to appoint an audit committee, nominating committee and compensation committee, or appoint one committee to serve these roles, and appoint only independent directors to serve on these committees. The Board will adopt charters for each these committees to delineate their duties and responsibilities. The Board also intends to have at least one director who will qualify as an “audit committee financial expert” to serve on the audit committee or the committee serving the function of an audit committee. Furthermore, the Board expects during the next year to adopt governance practices required to meet listing requirements of a national securities exchange. Until the Board has a majority of independent directors to have independent committees, the full Board will undertake the duties of the audit committee, compensation committee and nominating committee.

Director Nominations

The Board currently does not have a formal policy regarding consideration of director nominations. The Board does review all director nominees, including self-nominees and those submitted by stockholders in the same manner that it considers other nominees. The Board relies on various sources to identify potential director nominees, including directors, management and others the Board feels are reliable. The Board expects to form a nominating committee (or a committee performing this function), and that committee will adopt policies regarding director qualification criteria, director nominations and the nomination process, including consideration of nominees from stockholders and self-nominees.

We have one nominee, Jeffrey Jagid, who is standing for election for the first time, having just joined our Board on May 1, 2007. Mr. Jagid was recommended to our Board by our primary outside law firm.

Code of Ethics

We have adopted a written code of ethics that applies to our principal executive officer, principal financial officer, or persons performing similar functions, which is attached to this proxy statement as Exhibit B. This code is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws, as well as other matters.

Compensation of Non-Employee Directors

For fiscal 2006, non-employee directors did not receive any compensation from the company. The company is in the process of developing a non-employee director compensation plan, which the company expects will consist of equity compensation, and, at least initially, limited or no cash payments.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the Board of Directors, any Board committee or any director through our President, Legal and Business Affairs, by writing to the following address: International Fight League, Board of Directors c/o President, legal and Business Affairs, 424 West 33rd Street, Suite 650, New York, New York, 10001. Our President, Legal and Business Affairs will discuss with our Chairman and one of our independent directors, all correspondence alleging misconduct or fiscal improprieties, raising issues about internal controls or other accounting or audit matters, or raising concerns about other significant matters. Stockholder communications requesting information that can be shared publicly may be responded to directly by our President, Legal and Business Affairs. With respect to any other stockholder communications, the President, Legal and Business Affairs will determine if a response is appropriate and, in that case, the company may respond directly on behalf of the Board. The President, Legal and Business Affairs will periodically provide the Board with information about the number and types of stockholder communications received, the number of responses sent, and the disposition, if applicable. Our policy on stockholder communications with the Board is attached as Exhibit C.

Board Meetings and Annual Meeting Attendance

During 2006, the Board met seven times, and all directors attended all the meetings. We did not have any Board committees in 2006. We encourage our directors to attend the annual meeting of stockholders, but we have not adopted a formal policy on attendance. We did not have an annual meeting of stockholders in 2006 due to our status as a “shell company” before the Merger.

ITEM 1  ELECTION OF DIRECTORS

We currently have five members of our Board of Directors. Salvatore A. Bucci, one of our directors, has been on the Board since 2002 and has served in various executive capacities with us since he joined the company in May 2000. Mr. Bucci will be resigning from his position as Chief Financial Officer, Executive Vice President and Treasurer of the company effective June 30, 2007 and has decided not to stand for reelection to the Board. Accordingly, his tenure as a director will end at the conclusion of the 2007 annual meeting. We are very grateful to Mr. Bucci for the valuable contributions he has made to the business, particularly helping with the transition from Paligent to the International Fight League following the Merger in November 2006.

As a result of Mr. Bucci’s decision not to stand for reelection, the Board has set the number of directors at four, effective at the conclusion of the annual meeting. Accordingly, four nominees for election to the Board of Directors are being recommended by the Board. These nominees are:

Jeffrey M. Jagid
Michael Molnar
Kurt Otto
Gareb Shamus

The principal occupation and other information about the nominees are set forth on the following page. Information about the stock ownership of the nominees can be found on page 7. We believe that each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board. The Board may also create additional directorships and fill these positions.

Vote Required and Recommendation of Board of Directors.  The four nominees receiving the greatest number of votes duly cast for their election as directors will be elected. Since the number of nominees is equal to the number of positions to be filled, receipt of any votes in favor of any candidate will ensure that that candidate is elected. Abstentions are not considered for the purpose of the election of directors.

The Board of Directors recommends a vote “FOR” the election of the above-named nominees as directors.

Directors of the Company

Jeffrey M. Jagid	Director since May 2007. Age 38.

Mr. Jagid is currently the Chairman of the Board Chief Executive Officer of I.D. Systems, Inc., having been named Chairman in June 2001 and CEO in June 2000. I.D. Systems, Inc. trades on the Nasdaq Global Market under the ticker “IDSY” and is engaged in the development, marketing, and sale of wireless solutions. Prior to assuming those positions, he served as its Chief Operating Officer. Since he joined I.D. Systems, Inc. in 1995, Mr. Jagid also has served as a director as well as the Company’s General Counsel. Mr. Jagid received a Bachelor of Business Administration from Emory University in

1991 and a Juris Doctor degree from the Benjamin N. Cardozo School of Law in 1994. Prior to joining the Company, Mr. Jagid was a corporate litigation associate at the law firm of Tannenbaum Helpern Syracuse & Hirschtritt LLP in New York City. He is a member of the Bar of the States of New York and New Jersey. Mr. Jagid is also a director of Coining Technologies, Inc. and sits on the executive committee of the NJ-PA Council of the AeA (formerly the American Electronics Association).

Michael Molnar:	Director since the Merger in November 2006; prior to Merger, director of Old IFL since April 2006. Age 45.

Mr. Molnar is currently a Managing Director at Banc of America Securities, which he joined in March 2005 and is responsible for institutional product sales to middle market clients in both the debt and equity markets. From 2001 until 2005, Mr. Molnar was a Managing Director at Citigroup, responsible for middle market institutional sales. From March 2000 to October 2000, Mr. Molnar was the President and Chief Operating Officer of Tradescape.com, an electronic trading and brokerage firm, which was subsequently acquired by E Trade Group. Before joining Tradescape.com, Mr. Molnar was a Managing Director at Citigroup responsible for Global Retail Sales and trading for individual investors and small institutions from 1993 through 2000 and, prior to that, he was a Vice President at Lehman Brothers, where he worked from 1987 to 1993 in equity sales and trading. Mr. Molnar graduated from Boston University in 1983 with a Bachelor of Science degree in Business Administration.

Kurt Otto:	Vice Chairman and Commissioner since the Merger in November 2006; prior to the Merger, Mr. Otto held the same positions with Old IFL. Age 37.

Mr. Otto is also currently an Associate at FDS Architecture, a leading New Jersey architecture firm, which he joined in 1997, and a partner in Timeless Estates, a luxury residential land developer in northern New Jersey. Mr. Otto is currently a 2nd degree black belt in tae-kwon do and is studying jiu-jitsu under world champion Renzo Gracie. Mr. Otto has had a lifelong passion for martial arts, which he has been studying for nearly 30 years and teaching for over 15 years. Mr. Otto graduated from the Pratt Institute in 1994 with a Bachelor of Architecture degree.

Gareb Shamus:	Chairman of the Board of Directors, Chief Executive Officer and President since the Merger in November 2006; prior to the Merger, Mr. Shamus held the same positions with Old IFL. Age 38.

Mr. Shamus is also currently the Chairman and a director of the Wizard Entertainment Group, a magazine publisher and convention promoter focused primarily on the comic book, toy, gaming, action figure and anime/manga industries. Mr. Shamus has appeared numerous times as a commentator on pop-culture on CNN, CNBC, NBC, ABC, CBS and FOX and in many newspapers and magazines, including The New York Times, The Wall Street Journal, USA Today, Newsweek, Time, Variety and Inc. Magazine. Mr. Shamus founded Wizard in 1991 shortly after graduating from the State University of New York at Albany with a Bachelor of Arts degree in Economics, Magna Cum Laude.

Executive Officers

The following persons are our executive officers:

Name	Age	Position

Gareb Shamus	38	Chairman of the Board of Directors, Chief Executive Officer and President
Kurt Otto	37	Vice Chairman of the Board of Directors and Commissioner
Salvatore A. Bucci(1)	52	Director, Chief Financial Officer, Executive Vice President and Treasurer
Joel Ehrlich(2)	57	Chief Marketing Officer and President of Sales
Michael C. Keefe	50	President, Legal and Business Affairs

(1)	On April 2, 2007, we entered into an agreement and general release pursuant to which Salvatore A. Bucci, our Executive Vice President, Chief Financial Officer and Treasurer voluntarily resigned effective at the close of business on June 30, 2007 (the “Separation Date”). Mr. Bucci is to continue to serve as our Executive Vice President, Chief Financial Officer and Treasurer and as one of our directors through the Separation Date.

(2)	In May 2007, Joel Ehrlich, our Chief Marketing Officer and President of Sales announced his resignation, effective at the close of business on June 30, 2007. Mr. Ehrlich has agreed to serve as a consultant to us after June 30, 2007.

The background and experience of Messrs. Shamus and Otto are included above with the directors’ background.

Salvatore A. Bucci has been one of our directors since May 2002 and our Chief Financial Officer, Executive Vice President and Treasurer since the Merger. Prior to the Merger, Mr. Bucci was our President and Chief Executive Officer since February 2001. Mr. Bucci joined us in May 2000 as Senior Vice President and Chief Financial Officer and was appointed our Executive Vice President and Chief Financial Officer in October 2000. Prior to joining us, Mr. Bucci was Senior Vice President and Chief Financial Officer of DeGeorge Financial Corporation, a publicly traded financial services and contract fulfillment company and was also President and a director of DeGeorge Capital Corp., its mortgage banking subsidiary. Prior to his 1995 to 1999 employment at DeGeorge, Mr. Bucci served in senior financial roles in the development of several emerging growth businesses, including as Chief Financial Officer of MHI, Ltd., a privately held hospitality company, and also as Vice President, Financial Services for First National Realty Associates, Inc., a publicly traded realty brokerage company, during its conversion to public ownership. Previously, Mr. Bucci held management positions in the mortgage banking and realty brokerage divisions of Merrill Lynch. Mr. Bucci, a Certified Public Accountant, began his career with Coopers & Lybrand, a predecessor firm to PricewaterhouseCoopers LLP.

Joel Ehrlich joined us full-time as our Chief Marketing Officer and President of Sales in February of 2007. He had been providing consulting services to us on a part-time basis since June of 2006. Prior to his employment with us, Mr. Ehrlich served as President and Chief Operating Officer of Young Minds Inspired, a provider of school curriculum programs, which he co-founded in 2003. From 1996 to 2003 Mr. Ehrlich was employed as Senior Vice President of Marketing and Promotions for Warner Bros and DC Comics, a division of Time Warner. From 1994 to 1996, Mr. Ehrlich served as Senior Vice President, Corporate Sales for Marvel Entertainment Group. From 1986 to 1992, Mr. Ehrlich was a Vice President and Publisher for Cahners Publishing. Mr. Ehrlich graduated from Hunter College with a degree in speech and theater.

Michael Keefe joined us in March 2007 as our President, Legal and Business Affairs. Mr. Keefe previously served in various legal roles with Lucent Technologies for ten years since its inception in 1996, including the last four as the Law Vice President, Corporate. Prior to Lucent Technologies, Mr. Keefe served in various legal roles with AT&T and was in private practice at law firm McCarter & English. Mr. Keefe, a former Certified Public Accountant, began his career at Coopers & Lybrand, a predecessor firm to PricewaterhouseCoopers LLP. Mr. Keefe graduated from Seton Hall University School of Law and from Seton Hall University with a Bachelor of Science degree in Business Administration.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND MANAGEMENT AND RELATED PARTY TRANSACTIONS

The following table set forth information regarding the beneficial ownership of our common stock as of May 11, 2007, by:

each person known to be the beneficial owner of 5% or more of our outstanding common stock;

each of our executive officers;

each of our directors; and

all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and is calculated based on 53,500,448 shares of our common stock issued and outstanding on May 11, 2007. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options, warrants and/or convertible notes held by that person that are currently exercisable or convertible, as appropriate, or will become exercisable or convertible within 60 days of the reporting date are deemed outstanding, even if they have not actually been exercised or converted. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name. The address of each stockholder is listed in the table.

	Shares		Percent
Name and Address of Beneficial Owner	Beneficially Owned		of Class

5% Stockholders
Paul Tudor Jones, II, James J. Pallotta and related entities(1)	4,800,000		8.97%
Nadir Tavakoli and related entities(2)	4,800,000		8.97%
Richard J. Kurtz(3)	4,522,926		8.45%
Executive Officers and Directors
Kurt Otto(4)	9,291,361		17.37%
Gareb Shamus(4)	7,923,700	(5)	13.89%
Jeffrey M. Jagid(4)	—		*
Michael Molnar(4)	735,918		1.38%
Salvatore A. Bucci(4)	116,250	(6)	*
Joel Ehrlich(4)	38,714	(7)	*
Michael C. Keefe(4)	—		*
All executive officers and directors as a group (7 persons)	18,105,943	(6)(7)	33.81%

*	Indicates less than 1%

(1)	Includes 3,844,560 shares held by Witches Rock Portfolio Ltd., 621,326 shares held by The Tudor BVI Global Portfolio Ltd., and 334,560 shares held by Tudor Proprietary Trading, L.L.C. Because Tudor Investment Corporation provides investment advisory services to The Tudor BVI Global Portfolio and Witches Rock Portfolio, Tudor Investment Corporation may be deemed to beneficially own the shares of common stock owned by each of these entities. Tudor Investment Corporation expressly disclaims such beneficial ownership. Because Mr. Jones is the controlling stockholder of Tudor Investment Corporation and the indirect controlling equity holder of Tudor Proprietary Trading, Mr. Jones may be deemed to beneficially own the shares of common stock deemed beneficially owned by Tudor Investment Corporation and Tudor Proprietary Trading. Mr. Jones expressly disclaims such beneficial ownership. Because Mr. Pallotta is the portfolio manager of Tudor Investment Corporation and Tudor Proprietary Trading responsible for investment decisions with respect to the shares of common stock, Mr. Pallotta may be deemed to beneficially own the shares of common stock deemed beneficially owned by Tudor Investment Corporation and Tudor Proprietary Trading. Mr. Pallotta

expressly disclaims such beneficial ownership. The address of Messrs. Jones and Pallotta and Tudor Investment Corporation is 1275 King Street, Greenwich, CT 06831, and the address of Witches Rock Portfolio is c/o CITCO, Kaya Flamboyan 9, P.O. Box 4774, Curacao, Netherlands Antilles.

(2)	Includes 2,800,000 shares held by EagleRock Institutional Partners LP, 1,600,000 shares held by EagleRock Master Fund, LP, for the accounts of EagleRock Capital Partners, L.P., EagleRock Capital Partners (QP), LP, and EagleRock Capital Partners Offshore Fund, Ltd. and 400,000 shares held by Mr. Tavakoli. EagleRock Capital Management, LLC, as the investment manager of EagleRock Master Fund and EagleRock Institutional Partners, has the sole power to vote and dispose of the shares held by these entities. In addition to the shares that Mr. Tavakoli holds directly, as the manager of EagleRock Capital Management, Mr. Tavakoli may direct the voting and disposition of the shares held by EagleRock Institutional Partners and EagleRock Master Fund. The address of each of Mr. Tavakoli and EagleRock Capital Management is 24 West 40th Street, 10th Floor, New York NY 10018.

(3)	70 Sylvan Avenue, Englewood Cliffs, NJ 07646.

(4)	424 West 33rd Street, Suite 650, New York, NY 10001.

(5)	Includes 490,611 shares held by GSE, Inc., of which Mr. Shamus is the controlling stockholder.

(6)	Includes 16,250 shares Mr. Bucci may acquire pursuant to options to purchase shares of our common stock.

(7)	Includes 38714 shares Mr. Ehrlich may acquire pursuant to options to purchase shares of our common stock.

Family Relationships

There are no family relationships among the individuals comprising our board of directors, management and other key personnel.

Certain Relationships and Related Transactions

Since January 1, 2006, there have been no material relationships between us and our directors, executive officers and beneficial owners of 5% or more of our common stock other than the transactions and relationships described below or under “Executive Compensation.”

Loans from Directors, Officers, Stockholders and Affiliated Parties

On October 8, 2003, Paligent entered into a promissory note with Richard J. Kurtz, then our principal stockholder and a director, under which we received loans to meet our operating costs. The loan was evidenced by a promissory note that we issued to Mr. Kurtz. The loan accrued interest at 8% per annum, and after its first anniversary, the outstanding loan amount was payable on demand. As of the Merger, the aggregate balance of principal and interest due under the promissory note was $920,000, consisting of $840,000 in principal and $80,000 of accrued interest.

In connection with and as required by the Merger Agreement, Paligent and Mr. Kurtz entered into a contribution agreement, dated as of August 25, 2006, providing that, immediately following consummation of the Merger, Mr. Kurtz would contribute to IFL all or a portion of the amounts owed to him by Paligent pursuant to the promissory note issued to him by Paligent, but not less than $651,000, in exchange for shares of common stock of the Company. Upon the Merger, Mr. Kurtz, elected to contribute only the minimum amount of $651,000, and in exchange, Mr. Kurtz received 1,627,500 shares of common stock of IFL at the conversion rate of $0.40 per share. Immediately following the debt conversion, the balance of principal and interest owed to Mr. Kurtz under his promissory note with Paligent was $269,000, which was repaid in its entirety on December 28, 2006.

On August 1, 2006, Old IFL entered into a promissory note with Mr. Kurtz, which loan was evidenced by a promissory note that Old IFL issued to Mr. Kurtz. Through December 2006, Mr. Kurtz loaned Old IFL and us an aggregate of $4.9 million to fund MMA operations. The loans accrued interest at 8% per annum and were repaid in December 2006 from the proceeds of our December 2006 private placement of common stock.

Securities Transactions with Old IFL

On June 16, 2005, Mr. Kurtz advanced $25,000 to Old IFL to help defray start-up costs. In January 2006, in connection with Old IFL’s private placement of its Series A preferred stock, Mr. Kurtz converted his earlier $25,000 advance to IFL into 111,111 shares of Old IFL Series A Preferred Stock at a conversion price of $0.225 per share. On April 26, 2006, Mr. Kurtz invested an additional $1,000,000 and received 4,444,444 shares of Old IFL Series A preferred stock at a purchase price of $0.225 per share. At the time of the Merger, Mr. Kurtz owned 4,555,555 shares of Old IFL preferred stock, which together with accrued dividends of $49,513 thereon, were converted into 4,775,610 shares of Old IFL common stock immediately prior to the Merger at a conversion price of $0.225 per share. These shares of Old IFL common stock subsequently were converted into 4,930,213 shares of IFL common stock in the Merger.

Old IFL was originally formed as a privately held limited liability company (the “LLC”). On January 11, 2006, the LLC merged into Old IFL, and as a result of the merger, Gareb Shamus, Kurt Otto and Keith Otto, who were all of the members of the LLC, exchanged their respective member interests in the LLC for 7,200,000, 9,000,000 and 1,800,000 shares, respectively, of Old IFL common stock. As a result of the Merger, those shares of Old IFL common stock were converted into 7,433,089, 9,291,361, and 1,858,272 shares of IFL common stock, respectively.

In January 2006, in connection with Old IFL’s private placement of its Series A preferred stock, GSE, Inc., an entity controlled by Mr. Shamus, purchased 444,444 shares of Old IFL Series A Preferred Stock at a price of $0.225 per share. Immediately prior to the Merger, these shares of Old IFL Series A Preferred Stock, together with accrued dividends of $6,926 thereon, were converted into 475,226 shares of Old IFL common stock at a conversion price of $0.225 per share. These shares of Old IFL common stock subsequently were converted into 490,611 shares of IFL common stock in the Merger.

Lease Guaranty

In connection with Old IFL’s lease of our New York City headquarters in August 2006, Mr. Shamus executed an unconditional and irrevocable guaranty of Old IFL’s obligations under the lease. This lease commenced on September 1, 2006 and expires on August 31, 2010. Rent expense initially is $13,394 per month (not including escalations) commencing on November 1, 2006 and payable in advance. The Board of Directors approved an indemnity agreement, which has been entered into between the company and Mr. Shamus, whereby the company will indemnify Mr. Shamus for any amounts he pays under the guaranty. Future minimum rental payments are as follows:

2006	$34,000
2007	$163,000
2008	$164,000
2009	$169,000
2010	$113,000

Transactions with Entities Controlled by Our Chief Executive Officer

Prior to moving to its new principal office in New York City in October 2006, Old IFL utilized office space provided by a business venture controlled by Mr. Shamus. No rent was charged to Old IFL under this arrangement, nor is there any obligation upon us or Old IFL to pay rent for its past use of such premises.

In addition, certain business transactions are transacted among Old IFL and two business ventures that are controlled by Mr. Shamus. Typically, Old IFL reimburses these companies controlled by Mr. Shamus for charges incurred and advances made on Old IFL’s behalf. Further, Old IFL purchases certain goods and services from these related companies. As of December 31, 2006, approximately $166,000 was owed to these companies controlled by Mr. Shamus, relating to transactions aggregating $442,000 for the twelve months ended December 31, 2006. In January 2007, we satisfied the full amount of these obligations outstanding at the end of 2006.

Review, Approval and Ratification of Related Party Transactions

Given Old IFL’s small size and limited financial resources, Old IFL had not adopted prior to the Merger formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with its executive officers, directors and significant stockholders. Since our acquisition of Old IFL in the Merger, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of the Board, or an appropriate committee of the Board.

ITEM 2  RATIFICATION OF INDEPENDENT AUDITORS

The Board of Directors has reappointed Rothstein, Kass & Company, P.C. (“Rothstein, Kass”) as the independent public accounting firm to audit our financial statements for the year ending December 31, 2007. In making this appointment, the Board of Directors considered the performance and independence of Rothstein, Kass. Although stockholder approval is not required, we are asking our stockholders to ratify the appointment of Rothstein, Kass as our independent public accounting firm. If our stockholders fail to ratify the appointment, the Board will consider that as a recommendation to consider the appointment of a different firm for 2008. Even if the appointment is ratified, the Board may select a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

A representative from Rothstein, Kass will be available at the annual meeting to make such statements as may be proper and to answer appropriate questions.

Vote Required and Recommendation of Board of Directors.  The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for the ratification of the appointment of Rothstein, Kass as our independent public accountants. An abstention is treated as being present and entitled to vote on the matter and, therefore, has the effect of a vote against this proposal.

The Board of Directors recommends a vote “FOR” the proposal to ratify the appointment of Rothstein, Kass as our independent public accountants.

Fees Billed by Rothstein, Kass

During the last two fiscal years, Rothstein, Kass billed the Company the following fees for its services:

		Period
		March 29, 2005
	Year Ended	(Date of Inception) to
	December 31,	December 31,
	2006	2005

Audit Fees	$152,500	$31,800
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

Total	$152,500	$31,800

Audit Approval

The Board of Directors, which serves the function of an audit committee, appoints the independent registered public accounting firm, in its sole discretion, and reviews the scope of the audit services to be performed for the year with the independent registered public accounting firm and the chief financial officer and approves all services. The Board does not have a pre-approval policy regarding the retention of Rothstein, Kass, but the company did not retain Rothstein, Kass for any non-audit services in 2006 and does not anticipate retaining Rothstein, Kass for any such services in 2007.

AUDIT COMMITTEE REPORT

The Board of Directors, which serves the role of an audit committee, has reviewed the audited financial statements of International Fight League, Inc. for the year ended December 31, 2006 with management and Rothstein, Kass & Company, P.C., the Company’s independent registered public accounting firm.

The Board of Directors has discussed and reviewed with Rothstein, Kass & Company, P.C. all the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Board of Directors has also received the written disclosures and the letter from Rothstein, Kass & Company, P.C. required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Rothstein, Kass & Company, P.C. its independence.

Based on this review and discussions, the Board of Directors approved the inclusion of the financial statements for the fiscal year ended December 31, 2006 in International Fight League, Inc.’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Gareb Shamus, Chairman
Salvatore Bucci
Michael Molnar
Kurt Otto

The foregoing report of the Audit Committee is not to be deemed “soliciting material” or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Exchange Act, except to the extent specifically requested by the Company or incorporated by reference in documents otherwise filed.

ITEM 3	PROPOSAL TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

The Board of Directors believes that it is in the company’s best interest to approve a proposal to amend the company’s certificate of incorporation to increase the number of shares of common stock the company is authorized to issue from 75 million to 150 million. The company’s current authority to issue 1 million shares of preferred stock will not be changed by this proposal.

The company is currently authorized to issue 75 million shares of common stock and one million shares of preferred stock. As of May 11, 2007, the company had approximately 53.5 million shares of common stock issued and outstanding. Of the remaining 21.5 million shares authorized and unissued, approximately 2.8 million were reserved for issuance in connection with the company’s stock-based compensation plans and for warrants that have been issued by the company. No shares of preferred stock have been issued by the company.

The Board believes that the increase in the number of authorized shares is necessary to provide us with the ability and flexibility to raise additional capital that is necessary to fund the business in the future. If this proposal is approved, we could raise this capital through public or private equity offerings and adopt additional benefit plans, without the need to seek stockholder approval at that time. IFL is still in the early stages of building its business and needs the flexibility to raise additional capital as opportunities present themselves. The company had losses in 2006 and the first quarter of 2007, and expects to incur losses for the remainder of 2007. As a result, the company will need to raise additional capital to fund future operations and to continue building the IFL brand name, expanding its TV exposure and increasing the market for its team-based mixed martial arts league.

We expect to raise additional capital in the near future, but we do not have any current plans, agreements or understandings to issues shares in excess of the amount currently authorized but unissued. However, if we have an attractive opportunity to raise additional capital, we could issue shares in excess of the 75 million currently authorized in the near term if this proposal is approved by stockholders.

If this proposal is approved, the additional authorized shares may be issued without further stockholder action (unless such approval is required by law or regulatory authorities) and without first offering those shares to the stockholders. The Board will determine the terms by which any additional shares would be issued. Should the company issues shares other than on a pro-rata basis to all stockholders, the proportionate interest in the company of each stockholder would be reduced. The issuance of additional shares of common stock in the future may, among other things, dilute earnings per share, stockholders’ equity, and voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely impact the market price of our common stock.

We have not proposed the increase in the authorized number of shares with the intention of using the additional shares for anti-takeover purposes, although we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of the company.

If this proposal is approved, the first sentence of Article FOURTH of the certificate of incorporation will be amended to read as follows:

The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Fifty-One Million (151,000,000) shares, consisting of One Hundred Fifty Million (150,000,000) shares of Common Stock with a par value of $0.01 per share and One Million (1,000,000) shares of Preferred Stock with a par value of $0.01 per share.

The Board has unanimously adopted resolutions setting forth the proposed amendment to the certificate of incorporation, declaring its advisability and directing that the proposed amendment be submitted to the stockholders for their approval at the annual meeting. If adopted by the stockholders, the amendment will become effective upon filing of an appropriate certificate with the Secretary of State of the State of Delaware (or at such later time as stated in the certificate).

Vote Required and Recommendation of Board of Directors.  The affirmative vote of a majority of all outstanding shares of IFL common stock entitled to vote on this proposal will be required for approval of this proposal. An abstention proposal and broker “non-votes” will have the effect of a vote against this for this proposal.

The Board of Directors recommends that stockholders vote “FOR” this proposal to amend the certificate of incorporation to increase the number of shares of common stock the company is authorized to issue.

EXECUTIVE COMPENSATION

Compensation Committee Report

Our Board of Directors, which performs the functions of a compensation committee, has reviewed and discussed the Compensation Discussion and Analysis with management. Based on that review and discussions, the Board has approved the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Respectfully submitted,

  Board of Directors

     Gareb Shamus, Chairman
     Kurt Otto
     Salvatore A. Bucci
     Michael Molnar
     Jeffrey M. Jagid

Compensation Discussion and Analysis

Following the Merger on November 29, 2006, Gareb Shamus became the Chairman of our board of directors and our Chief Executive Officer and President, Mr. Otto became Vice Chairman of our board of directors and our Commissioner and Mr. Bucci resigned as our Chief Executive Officer and President but was appointed our Chief Financial Officer, Executive Vice President and Treasurer. Mr. Bucci was our sole executive officer during fiscal 2006 for the period prior to the Merger. Although International Fight League, LLC, the predecessor to Old IFL, was formed in March 2005, Old IFL’s business activities did not commence until January 2006. As a result, Old IFL did not accrue or pay any compensation to its executive officers prior to 2006.

With respect to our executive compensation policies, the board of directors had determined that until a business combination or other strategic transaction was completed, we would continue to compensate our then sole executive officer on a basis commensurate with prior cash compensation and benefit levels, as equity incentives were not a meaningful element of compensation while we were a shell corporation without an operating business.

Now that we have acquired the mixed martial arts sports league business of Old IFL and are rounding out our management team, our board of directors has begun reviewing and modifying, as necessary, our executive compensation policies in light of our current status as an operating company. This review will be conducted with the goal of compensating our executives so as to maximize their, as well as our, performance.

Our board of directors does not currently have a compensation committee. However, we are in the process of identifying and seeking to retain additional non-employee board members who meet the independence requirements of the national securities exchanges. We expect that these independent directors will form our compensation committee or a committee performing this function. We further expect that the compensation committee will annually evaluate individual executive performance with a goal of setting compensation at levels it believes are comparable with executives in other companies of similar size and stage of development in similar industries, while taking into account our relative performance and our own strategic goals. Until we have a compensation committee consisting solely of independent directors, we will have one of our outside directors discuss executive compensation with our officers.

Elements of Compensation

The compensation received by our executive officers consists of the following elements.

Mr. Bucci was our sole executive officer during fiscal 2005 and during fiscal 2006 for the period prior to the Merger.

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities and individual experience. Subject to any applicable employment agreements, base salaries will be reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Discretionary Annual Bonus

In addition to base salaries, we have the ability to award discretionary annual bonuses to our executive officers. We have not yet formulated the bases upon which we will grant discretionary bonuses to our executive officers. We may increase the annual bonus paid to our executive officers at our discretion.

Stock Options

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our stock option plan has been established to provide our executive officers and other employees with incentives to help align those employees’ interests with the interests of our stockholders. Our board of directors believes that the use of stock option awards represents a significant means for achieving our compensation goals.

Historically, we have granted stock options to our executive officers at the time of their hire and at such other times as the board of directors has deemed appropriate, such as in connection with a promotion or upon nearing full vesting of prior options. In general, the number of shares of common stock underlying the stock options granted to each executive has reflected the significance of that executive’s current and anticipated contributions to us.

The value that may be realized from exercisable options depends on whether the price of the common stock at any particular point in time accurately reflects our performance. However, each individual optionholder, and not the board of directors, makes the determination as to whether to exercise options that have vested in any particular year.

During 2005 and during 2006 for the period prior to the Merger, Mr. Bucci was not granted any stock options given our lack of an operating business. We did not grant any stock options to our executive officers during 2006. As we formulate our new compensation policies as a result of new operations, we expect to grant our executive officers stock options.

Severance Benefits

Pursuant to the Agreement and Release, Mr. Bucci, our Executive Vice President, Chief Financial Officer and Treasurer, has voluntarily resigned effective at the close of business on the Separation Date. Mr. Bucci is to continue to serve as our Executive Vice President, Chief Financial Officer and Treasurer and as one of our directors through the Separation Date. Following the Separation Date, we are required to make to Mr. Bucci six monthly severance payments of $15,000 each. Additionally, we are required to make to Mr. Bucci a one-time payment of $40,000 on June 29, 2007, less applicable federal, state and local taxes and other appropriate payroll deductions.

Change of Control Benefits

Our 2006 equity incentive plan provides that in the event that:

•	we merge or consolidate with another corporation,

•	there is an exchange of substantially all of our outstanding stock for shares of another entity in which our stockholders will own less than 50% of the voting shares of the surviving entity or

•	we sell substantially all of our assets,

then, unless otherwise provided in a grantee’s option or award agreement, each outstanding and unexercised stock option or stock award may be assumed by the successor corporation or an equivalent option or stock award will be substituted by the successor. If, however, the successor does not assume the stock options and stock awards or substitute equivalent stock options or stock awards, then each outstanding and unexercised stock option and stock award will become exercisable for a period of at least 20 days prior to the effective date of such transaction and our right of repurchase with respect to shares covered by all outstanding stock purchase rights and all restrictions with respect to restricted stock awards will lapse. Any stock options, or stock awards that are not exercised during such 20-day period shall terminate at the end of such period. As of December 31, 2006, we had not granted any stock options or stock awards to our executive officers under the 2006 equity incentive plan.

Other Compensation

Consistent with our compensation philosophy, we intend to provide certain benefits and perquisites for our executive officers that we consider necessary to offer competitive opportunities to our officers. All benefit and perquisite compensation is subject to future revision, amendment and enhancement that we deem advisable.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation over $1 million paid to its Chief Executive Officer and its four other most highly compensated executive officers. However, if certain performance-based requirements are met, qualifying compensation will not be subject to this deduction limit. Although the limitations of Section 162(m) generally have not been of concern to us while we were a shell corporation, we intend to consider the requirements of Section 162(m) in developing our compensation policies now that we are an operating company.

Role of Executive Officers in Executive Compensation

The compensation that we paid to Messrs. Shamus and Otto during 2006 was paid in accordance with the terms of their existing employment arrangements with Old IFL. As directors of Old IFL, which was a privately held corporation, each of Messrs. Shamus and Otto participated in the determination and approval of their compensation.

The compensation that we paid to Mr. Bucci during 2006 was paid in accordance with the terms of Mr. Bucci’s prior employment agreement which were determined by our board of directors in 2001.

Executive Employment Contract

The following is information concerning the employment arrangement that we have entered into with our Chief Financial Officer, our President, Legal and Business Affairs and our Chief Marketing Officer and President of Sales.

Salvatore A. Bucci.  During 2006, we paid Mr. Bucci, our Executive Vice President, Chief Financial Officer and Treasurer, in accordance with the terms of his prior employment agreement with us. These compensation arrangements ended on April 1, 2007, as a result of our entry into the Agreement and Release with Mr. Bucci. Under the Agreement and Release Mr. Bucci voluntarily resigned effective at the close of business on the Separation Date. Mr. Bucci is to continue to serve as a director of IFL and its subsidiaries through the Separation Date.

From April 1, 2007 through and including June 30, 2007, regardless of whether the Mr. Bucci’s resignation becomes effective before June 30, 2007, we are required to:

•	continue to pay Mr. Bucci his regular gross salary, at the annualized rate of $200,000, less applicable federal, state and local taxes and other appropriate payroll deductions, and in accordance with our prevailing payroll practices;

•	to the extent Mr. Bucci regularly received this amount from us before the Agreement and General Release, continue to reimburse Mr. Bucci the amount of $329.82 per month for an existing privately acquired disability insurance policy covering him; and

•	to the extent Mr. Bucci was entitled to such reimbursement from us before the Agreement and Release, reimburse Mr. Bucci for all reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties and obligations, including, but not limited to reimbursement of $250.00 per month for his cell phone and data plans;

provided, that our reimbursement obligations are conditioned upon Mr. Bucci providing reasonable documentation for each such payment.

In addition, on June 29, 2007, we are required to make a one-time payment of $40,000 to Mr. Bucci, less applicable federal, state and local taxes and other appropriate payroll deductions.

From July 2007 to December 2007, as partial consideration for a general release from Mr. Bucci of any and all claims against us, we will provide Mr. Bucci with the following payments and benefits:

•	six monthly payments of $15,000, payable on or before the fifth day of each month; and

•	any rights guaranteed by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

In the event Mr. Bucci elects to receive health insurance coverage in accordance with COBRA, we will pay any required premiums for such coverage, for any period in which Mr. Bucci remains eligible for such COBRA benefits, through the earlier of December 31, 2007 or the date on which Mr. Bucci becomes eligible for group health insurance though any employer or professional affiliation other than IFL.

Prior to the Separation Date, Mr. Bucci will be covered by any director and officer liability insurance policies that IFL may have in force during the term of his employment, subject in all cases to the terms, conditions and limitations of such policies.

Michael C. Keefe.  Mr. Keefe joined IFL as our President, Legal and Business Affairs, pursuant to a two-year employment contract effective as of March 28, 2007. Mr. Keefe is employed at an annual base salary of $240,000 and is eligible to participate in any executive bonus plan established by us. He will receive a guaranteed bonus for 2007 of $25,000, payable in the first quarter of 2008. Mr. Keefe is eligible to participate in our employee health care plans and is entitled to vacation and sick days in accordance with our company policy, which initially allows for two weeks of paid vacation and five personal days per year.

Mr. Keefe is entitled to a grant of 125,000 shares of restricted stock under our 2006 Equity Incentive Plan. The restricted stock will vest as to 25% every 6 months.

Mr. Keefe’s employment is at-will, and either Mr. Keefe or IFL can terminate his employment at any time, with or without cause and with or without notice. If we terminate Mr. Keefe’s employment for “cause” or he resigns, he will not receive severance benefits. For purposes of our agreement with Mr. Keefe, “cause” includes, without limitation, the gross neglect, or willful or wanton breach, of any of his duties on behalf of IFL, gross malfeasance in the performance of his duties, fraud, dishonesty or conviction of a felony. If we terminate Mr. Keefe’s employment without cause, he will be entitled to a six month severance package, and any restricted stock or other equity awards that he has at such time will continue to vest during the six-month severance period.

Joel Ehrlich.  Mr. Ehrlich joined IFL as our Chief Marketing Officer and President of Sales in February 2007. Mr. Ehrlich is employed at an annual base salary of $360,000. Mr. Ehrlich received a signing bonus of $50,000 and is entitled to a car allowance of $1,200 per month and to business class air travel on flights over three hours. Mr. Ehrlich is eligible to participate in our employee health care plans and is entitled to vacation and sick days in accordance with our company policy, which initially allows for two weeks of paid vacation and five personal days per year. In May 2007, Mr. Ehrlich announced his resignation from the company effective as of the close of business on June 30, 2007.

Subject to approval by our board of directors, Mr. Ehrlich is entitled to a grant of 325,000 shares of restricted stock under our 2006 Equity Incentive Plan. The restricted stock will vest as to 25% every 6 months. However, upon Mr. Ehrlich’s resignation on June 30, 2007, none of these shares of restricted stock will vest.

Mr. Ehrlich’s employment is at-will, and either Mr. Ehrlich or IFL can terminate his employment at any time, with or without cause and with or without notice. If we terminate Mr. Ehrlich’s employment for “cause” or he resigns, he will not be entitled to severance. For purposes of our agreement with Mr. Ehrlich, “cause” includes, without limitation, the gross neglect, or willful or wanton breach, of any of his duties to IFL, gross malfeasance in the performance of his duties, violation of company policy, fraud, dishonesty or conviction of a felony. If we assign Mr. Ehrlich to report directly to someone who holds a position with IFL other than that of chief executive officer, Mr. Ehrlich may, at his option, treat that change in the reporting relationship as a termination without cause. If we terminate Mr. Ehrlich’s employment without cause, all of his restricted stock will vest, and we will continue to pay him at his then effective rate of base salary for a period of six months. These payments will be contingent upon his signing of a general release in a form acceptable to us, and will be less applicable federal, state, and local taxes and other appropriate payroll deductions. As Mr. Ehrlich has resigned from the company, he will not be receiving any severance.

If Mr. Ehrlich’s employment terminates, he will be entitled to any rights guaranteed by COBRA. If Mr. Ehrlich is terminated without cause and he elects to receive health insurance coverage in accordance with COBRA, we will pay any required premiums for such coverage, for any period in which Mr. Ehrlich remains eligible for COBRA benefits, for a period of six months following the date of his termination. Any such premium payments will be contingent upon Mr. Ehrlich signing a general release in a form acceptable to us.

2006 Equity Incentive Plan

Summary of the Plan

Our 2006 Equity Incentive Plan, which was approved by our stockholders on November 27, 2006, provides for the grant of up to 5,000,000 shares of common stock pursuant to incentive stock options or nonqualified stock options (together with incentive stock options, “Stock Options”), stock purchase rights, stock appreciation rights and restricted and unrestricted stock awards (the latter three, collectively, “Stock Awards”) for employees, directors and consultants. Such shares are currently authorized and unissued, but reserved for issuance under the plan. No more than 500,000 shares of common stock may be awarded to any eligible participant in the plan with respect to Stock Options or Stock Awards during any calendar year.

The plan has a term of ten years. Accordingly, no grants may be made under the plan after November 27, 2016, but the plan will continue thereafter while previously granted Stock Options or Awards remain outstanding and unexercised.

Administration of the Plan

The plan will be administered by a committee appointed by the board of directors (the “Committee”) comprised of at least two members of the board of directors. The Committee’s membership shall be made up entirely of members of the board of directors who qualify as “non-employee directors,” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and as “outside directors,” within the meaning of the Department of Treasury Regulations issued under Section 162(m) of the Internal Revenue Code of 1986.

The Committee has the power and authority to make grants of Stock Options or Stock Awards or any combination thereof to eligible persons under the plan, including the selection of such recipients, the determination of the size of the grant, and the determination of the terms and conditions, not inconsistent with the terms of the plan, of any such grant including, but not limited to:

•	approval of the forms of agreement for use;

•	the applicable exercise price;

•	the applicable exercise periods;

•	the applicable vesting period;

•	the acceleration or waiver of forfeiture provisions; and

•	any other restrictions or limitations regarding the Stock Option or Stock Award.

The Committee also has the authority, in its discretion, to prescribe, amend and rescind the administrative rules, guidelines and practices governing the plan as it shall from time to time deem advisable. The Committee may construe and interpret the terms of the plan and any Stock Options or Stock Awards issued under the plan and any agreements relating thereto and otherwise supervise the administration of the plan. In addition, the Committee may modify or amend each Stock Option or stock purchase right granted under the plan. All decisions made by the Committee pursuant to the provisions of the plan are final and binding on all persons, including us and all plan participants.

Eligibility

Employees and directors of, and consultants providing services to, us are eligible to be granted non-qualified stock options and Stock Awards under the plan. Our employees are also eligible to receive incentive stock options. The Committee shall select from among the eligible persons under the plan as recommended by our senior management, from time to time in its sole discretion, to make certain grants of Stock Options or Stock Awards, and the Committee shall determine, in its sole discretion, the number of shares covered by each award.

Stock Options

Stock Options may be granted to eligible persons alone or in addition to Stock Awards under the plan. Any Stock Option granted under the plan shall be in such form as the Committee shall from time to time approve, and the provisions of a Stock Option award need not be the same with respect to each optionee. Recipients of Stock Options must enter into a stock option agreement with us, in the form determined by the Committee, setting forth the term, the exercise price and provisions regarding exercisability of the Stock Options granted thereunder. The Committee may grant either incentive stock options or non-qualified stock options or a combination thereof, but the Committee may not grant incentive stock options to any individual who is not one of our employees. To the extent that any Stock Option does not qualify as an incentive stock option, it shall constitute a separate non-qualified stock option.

The Committee may not grant to any employee incentive stock options that first become exercisable in any calendar year in an amount exceeding $100,000.

Incentive stock options and nonstatutory stock options may not be granted at less than the fair market value of the underlying common stock at the date of the grant. Incentive stock options may not be granted at less than 110% of fair market value if the employee owns or is deemed to own more than 10% of the combined voting power of all classes of our stock at the time of the grant. Stock Options can be exercisable at various dates, as determined by the Committee and will expire no more than 10 years from the grant date, or no more than five years for any Stock Option granted to an employee who owns or is deemed to own 10% of the combined voting power of all classes of our stock.

Once vested, Stock Options granted under the plan are exercisable in whole or in part at any time during the option period by giving written notice to us and paying the option price:

•	in cash or by certified check;

•	through delivery of shares of common stock having a fair market value equal to the purchase price; or

•	a combination of these methods.

The Committee may also permit cashless exercises of Stock Options.

Stock Options issued under the plan may not be transferred other than by will or by the laws of descent and distribution. During an optionee’s lifetime, a Stock Option may be exercised only by the optionee. Unless otherwise provided by the Committee, Stock Options that are exercisable at the time of a recipient’s termination of service with us will continue to be exercisable for three months thereafter, or for twelve months thereafter if the optionee’s employment is terminated due to their death or disability.

Stock Appreciation Rights

Stock appreciation rights may be granted to eligible persons alone or in addition to Stock Options or other Stock Awards under the plan. The Committee will determine the number of shares of common stock to which the stock appreciation rights shall relate. Each stock appreciation right will have an exercise period determined by the Committee not to exceed 10 years from the grant date. Upon exercise of a stock appreciation right, the holder will receive cash or a number of shares of common stock equal to:

(x) the number of shares for which the stock appreciation right is exercised multiplied by the appreciation in the fair market value of a share of common stock between the stock appreciation right grant date and exercise date, divided by

(y) the fair market value of a share of common stock on the exercise date of the stock appreciation right.

Stock Purchase Rights

Stock purchase rights may be granted to eligible persons alone or in addition to Stock Options or other Stock Awards under the plan. A stock purchase right allows a recipient to purchase a share of common stock at a price determined by the Committee. Unless otherwise determined by the Committee, we will have the right to repurchase the shares of common stock acquired upon exercise of the stock purchase right upon the recipient’s termination of service, for any reason, prior to the satisfaction of the vesting conditions established by the Committee. Unless otherwise determined by the Committee, our right of repurchase will lapse as to 1/6th of the purchase shares on the date that is six months after the grant date, and as to an additional 1/6th of such shares every six months thereafter. Upon exercise of a stock purchase right, the purchaser will have all of the rights of a stockholder with respect to the shares of common stock acquired.

Stock purchase rights may not be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime, a purchase grant may be exercised only by the recipient. Unless otherwise determined by the Committee, if a recipient’s service to us terminates for any reason, all stock purchase rights held by the recipient will automatically terminate.

Restricted and Unrestricted Stock Awards

Restricted and unrestricted stock awards may be granted to eligible persons alone or in addition to Stock Options or other Stock Awards under the plan. Shares of common stock granted in connection with a restricted stock award are generally subject to forfeiture upon:

•	termination of the recipient’s service with us prior to vesting; or

•	the failure by the recipient to meet performance goals established by the Committee as a condition of vesting.

Shares of common stock subject to a restricted stock award cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the applicable restrictions lapse. Unless otherwise determined by the Committee, holders of shares of common stock granted in connection with a restricted stock award have the right to vote such shares and to receive any cash dividends with respect thereto during the restriction period. Any stock dividends will be subject to the same restrictions as the underlying shares of restricted stock. Unrestricted stock awards are outright grants of shares of common stock that are not subject to forfeiture.

Effect of Certain Corporate Transactions

If:

•	we merge or consolidate with another corporation,

•	there is an exchange of substantially all of our outstanding stock for shares of another entity in which our stockholders will own less than 50% of the voting shares of the surviving entity or

•	we sell substantially all of our assets,

then, unless otherwise provided by the Committee in a grantee’s option or award agreement, each outstanding and unexercised Stock Option or Stock Award may be assumed by the successor corporation or an equivalent option or stock award will be substituted by the successor. If, however, the successor does not assume the Stock Options and Stock Awards or substitute equivalent stock options or stock awards, then each outstanding and unexercised Stock Option and Stock Award will become exercisable for a period of at least 20 days prior to the effective date of such transaction and our right of repurchase with respect to shares covered by all outstanding stock purchase rights and all restrictions with respect to restricted stock awards will lapse. Any Stock Options or Stock Awards that are not exercised during such 20-day period shall terminate at the end of such period.

Stock Options and Stock Awards made under the plan will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the company.

1998 Equity Incentive Plan

Summary of the Plan

Under our 1998 Equity Incentive Plan, which amended and restated our 1989 Stock Plan, we originally were permitted to grant stock options (incentive and nonstatutory), stock appreciation rights, performance shares, restricted stock and stock units (“Awards”) to our employees and consultants and those of our affiliates up to a maximum of 4,800,000 shares. In February 2000, the board of directors approved an amendment to the 1998 plan to increase the number of shares covered by the 1998 plan by 6,000,000, to 10,800,000, subject to adjustment for stock splits and similar capital changes. The amendment was approved by our stockholders at our June 19, 2000 annual meeting of stockholders. Following the reverse stock split, there are 270,401 shares available for future grants under the 1998 plan. However, as a result of the adoption of our 2006 Equity Incentive Plan, we do not intend to make any additional Awards under the 1998 Equity Incentive Plan. Following the reverse stock split, options to purchase an aggregate of 264,772 shares of common stock were outstanding under the 1998 plan. At December 31, 2006, options to purchase an aggregate of 263,935 shares of common stock were outstanding under the 1998 plan.

The purpose of the 1998 plan was to enable us to attract and retain key employees and consultants, to provide incentives for them to achieve long-range performance goals and to enable them to participate in our long-term growth.

Options could be granted under the 1998 plan through the assumption or substitution of outstanding grants from an acquired company without reducing the number of shares available for award under the 1998 plan.

Administration and Eligibility

Awards had been made by a committee designated by the Board to administer the 1998 plan. The committee was authorized to delegate to one or more officers the power to make awards under the 1998 plan to persons other than our officers who are subject to the reporting requirements of Section 16 of the Exchange Act. Awards under the 1998 plan have been made at the discretion of the committee, which determined the recipients and established the terms and conditions of each award, including the exercise price, the form of payment of the exercise price, the number of shares subject to options or other equity rights and the time at which such options become exercisable.

The 1998 Plan provided for the granting of incentive stock options and non-statutory stock options. In the case of incentive stock options, the exercise price shall not be less than 100% of the fair market value per share of the Company’s common stock, on the date of grant. In the case of non-statutory options, the exercise price shall be determined by the committee. All stock options under the 1998 plan have been granted at exercise prices at least equal to the fair market value of the common stock on the date of grant.

The options either were exercisable immediately on the date of grant or became exercisable in such installments as the committee may specify, generally over a four-year period. Each option expires on the date specified by the committee, but not more than ten years from the date of grant in the case of incentive stock options (five years in other cases).

Compensation Tables

Summary Compensation Table

The following table summarizes our estimate of the total compensation awarded to our Chief Executive Officer, Chief Financial Officer and our other executive officer in 2006.

					All Other
		Salary		Bonus	Compensation	Total
Name and Principal Position	Year	($)		($)	($)	($)

Gareb Shamus	2006	60,000	(1)	0	0	60,000
Chief Executive Officer
and President
Kurt Otto	2006	60,000	(1)	0	0	60,000
Commissioner
Salvatore Bucci	2006	188,301		0	0	188,301
Chief Financial Officer, Executive Vice President and Treasurer

(1)	Effective July 1, 2006, each of Messrs. Shamus and Otto has been employed by us or Old IFL at an aggregate annual base salary of $120,000. Effective January 1, 2007, we increased each of their annual base salaries to $250,000.

Salvatore A. Bucci served as our Chief Executive Officer from February 2001 until the Merger on November 29, 2006. Pursuant to his amended employment agreement, which expired on May 25, 2002, Mr. Bucci was entitled to receive a base salary of $200,000 per annum. Mr. Bucci was also eligible to receive bonus compensation, which amount and form are determinable and at the discretion of the compensation committee or the board of directors of the Company. From that date until the signing of the Agreement and Release, we had continued the employment of Mr. Bucci as our Chief Executive Officer upon the salary and with the health benefits and other perquisites as were provided in the expired amended employment agreement. Notwithstanding, Mr. Bucci voluntarily reduced his base salary for a portion of 2006. Pursuant to our arrangement with Mr. Bucci, he is resigning effective June 30, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes equity awards granted to our Chief Financial Officer that were outstanding at the end of fiscal 2006:

Number of
Securities
Underlying
	Unexercised	Option	Option
	Options	Exercise	Expiration
Name	(#) Exercisable	Price	Date

Salvatore A. Bucci	16,250(1)	$21.75	5/25/10

(1)	Reflects the effect of the 1-for-20 reverse stock split on November 29, 2006, which reduced to 16,250 shares the 325,000 shares originally issuable upon exercise of such options and increased the option exercise price per share to $21.75 from $1.09.

Compensation Committee Interlocks and Insider Participation

During 2006, we did not have a compensation committee or another committee of the board of directors performing equivalent functions. Instead, the entire board of directors performed the function of a compensation committee. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons beneficially owning more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission and to provide us with initial reports of ownership, reports of changes in ownership and annual reports of ownership of our common stock and other equity securities. Based solely upon a review of such reports furnished to us by our directors, executive officers and 10% beneficial owners, we believe that all Section 16(a) reporting requirements were timely fulfilled during 2006, except that Mr. Bucci filed one late Form 4 for one transaction and Mr. Kurtz filed one late Form 4 involving three transactions.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at meetings of IFL’s stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. If a stockholder wants us to include such a proposal in our proxy statement for presentation at our 2008 annual meeting of stockholders, the proposal must be received by our Corporate Secretary at our executive offices located at 424 West 33rd Street, New York, New York, 10001, no later than January   , 2008. We are not required to include any proposal received after January   , 2008 in our proxy materials for the 2008 annual meeting. If, however, the company’s 2008 annual meeting of stockholders is changed by more than thirty (30) days from the anniversary date of the 2007 annual meeting, the deadline will be a reasonable time before we begin to print and mail our proxy materials for the 2008 annual meeting of stockholders.

A stockholder proposal must meet the requirements of Rule 14a-8 and comply with our by-laws. If the stockholder submitting the proposal is not the holder of record, the stockholder will need to submit to us proof of ownership for at least one year. This can generally be obtained from the broker or other nominee holding the shares.

Rule 14a-4 of the Exchange Act governs the company’s use of its discretionary proxy voting authority on any stockholder proposal not addressed in a proxy statement. With respect to the 2008 annual meeting of stockholders, if

the company is not provided notice of a stockholder proposal prior to April   , 2008, the company will be permitted to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

A stockholder may also nominate directors or have other business brought before the 2087 annual meeting by submitting the nomination or proposal to us on or after February   , 2008, and on or before March   , 2008, in accordance with Section 1.13(A)(2) of our by-laws. The nomination or proposal must be delivered to our Corporate Secretary, 424 West 33rd Street, New York, New York 10001, and meet all the requirements of our by-laws.

OTHER MATTERS

If any other matters are properly presented for consideration at our annual meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place (including for the purpose of soliciting additional proxies), the persons named as proxies will have discretion to vote on those matters in the best interests of the company. At the date we commenced printing this proxy statement, we did not anticipate that any other matters will be raised at our annual meeting.

Whether or not you plan to attend the meeting, please mark, sign, date and promptly return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

Gareb Shamus
Chairman and Chief Executive Officer

May   , 2007

Exhibit A

International Fight League, Inc.

Director Independence Standards

The Board of Directors of International Fight League, Inc. has adopted Director Independence Standards to assist in its determination of director independence. To be considered “independent” for purposes of these standards, the Board must determine that the director has no relationship with IFL (either directly or as a partner, stockholder or officer of an organization that has a relationship with IFL), other than as a director, that is material or would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In each case, the Board will broadly consider all relevant facts and circumstances and will apply the following standards. In adopting these standards, the Board followed the independence standards set by the American Stock Exchange, which are incorporated into the standards set forth below.

1. A director will not be considered “independent” if,

A. The director at any time served as the Chief Executive Officer of International Fight League, Inc.; or

B. The director is, or within the past three years, was an employee of IFL, or an immediate family member of the director is or, within the past three years, was an executive officer of IFL; or

C. The director, or an immediate family member of the director, received more than $60,000 in direct compensation from IFL during any twelve month period in the past three years, other than (i) compensation for board or board committee service, (ii) benefits under tax-qualified retirement plans, or (iii) non-discretionary compensation; or

D. The director is or, within the past three years, was affiliated with or employed by, or an immediate family member of the director is or, within the past three years, was affiliated with or employed in a professional capacity by, the internal or external auditor of IFL; or

E. The director, or an immediate family member of the director, is or, within the past three years, was employed as an executive officer of another company where any of IFL’s present executive officers served on that company’s compensation committee; or

F. The director is, or has an immediate family member who is, an executive officer, partner or controlling stockholder of any organization to which IFL made, or from which IFL received, payments for property or services in the current or any of the past three fiscal years, exceed the greater of $200,000 or 2% of the recipient’s consolidated gross revenues for that year.

2. For relationships with IFL not covered by Section 1 above as to which the Board believes a director may be independent, the determination of whether or not the relationship is material or would interfere with independent judgment, and therefore whether the director would be independent, will be made by the directors who satisfy the independence guidelines set forth in Section 1.

3. For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. However, when applying the independence tests described above, the Board need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated. The term “IFL” shall mean International Fight League, Inc., and any of its subsidiaries.

Exhibit B

International Fight League, Inc.

Code of Ethics for Chief Executive Officer and
Financial Officers

International Fight League, Inc. (the “Company”) has adopted this Code of Ethics specifically for its chief executive officer (“CEO”) and all financial officers (the “Financial Officers”), including the chief financial officer and controller. This Code of Ethics is intended to promote ethical conduct and compliance with law and to deter wrongdoing and conflicts of interest.

The CEO and the Financial Officers shall follow the following guidelines and policies in carrying out their responsibilities for the Company:

1. In carrying out their duties, the CEO and the Financial Officers will promote full, fair, accurate, timely and understandable disclosure in all reports and other documents the Company files with, or furnishes or submits to, the Securities and Exchange Commission, as well as other public communications made by the Company. Accordingly, the CEO and each Financial Officer shall promptly to bring to the attention of the CEO, and other Financial Officer and/or the Chief Legal Officer of the Company any material information of which she or he may become aware that affects the disclosures made by the Company in its public filings, if such information is not already being adequately addressed in public filings being prepared for the Company.

2. The CEO and each Financial Officer shall promptly bring to the attention of the Board of Directors any information she or he may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3. In carrying out their duties, the CEO and each Financial Officer shall endeavor to comply, and to cause the Company to comply, with all applicable governmental laws, rules and regulations.

4. The CEO shall promptly bring to the attention of the Chief Legal Officer and an independent director on the Board, and each Financial Officer shall promptly bring to the attention of the Chief Legal Officer or the CEO any information she or he may have concerning any (a) unethical behavior or dishonest or illegal acts involving any management or other employee who has a significant role in the Company’s financial reporting, disclosures or internal controls or (b) any actual or apparent conflicts of interest between personal and professional relationships. If any of the matters described in the preceding sentence involves the CEO, the Financial Officer shall promptly bring the matter to the attention of the Chief Legal Officer and an independent director.

5. The CEO shall promptly bring to the attention of the Chief Legal Officer and an independent director and each Financial Officer shall promptly bring to the attention of the Chief Legal Officer or the CEO any evidence she or he may have concerning any (a) material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof or (b) material violation by the CEO or any Financial Officer this Code of Ethics. If any violation described in the preceding sentence involves the CEO, the Financial Officer shall bring the matter to the attention of the Chief Legal Officer and an independent director. If the CEO or any Financial Officer reports such evidence in accordance with this paragraph and believes or has reason to believe the matter reported is not being or has not been adequately addressed by the Company, she or he shall report such matter to an independent director.

6. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Ethics by the CEO or any Financial Officer. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics. The Company shall at least annually report violations and the actions taken by the Company to Board of Directors.

Exhibit C

International Fight League, Inc.

Stockholder Communications with the Board

Stockholders of International Fight league may communicate to the Board of Directors or individual directors through the President, Legal and Business Affairs, as follows:

International Fight League
President, Legal and Business Affairs
424 West 33rd Street, Suite 650
New York, NY 10001

Stockholder communications received by the President, Legal and Business Affairs shall be handled in the following manner:

1. Stockholder communications will be reviewed by the President, Legal and Business Affairs to determine the appropriate action.

2. Any communications that (a) allege or report misconduct or fiscal improprieties, (b) raise issues about internal controls or other accounting or audit matters, or (c) raise concerns about other significant matters, will be discussed with the Chairman and an independent director prior to any response by the company.

3. If a stockholder communication requests information about IFL, the Board or a director, and the request can be answered with information that can be shared publicly, the President, Legal and Business Affairs may respond without notifying the directors.

4. If a stockholder communication is of another nature, the President, Legal and Business Affairs will determine if a response is appropriate and can be made by IFL. If a response is appropriate, the company may respond directly on behalf of the Board or the Directors.

5. The President, Legal and Business Affairs will periodically provide the Board of Director with information about the number and types of stockholder communications received, the number of responses sent, and the disposition, if applicable.

6. Copies of stockholder communications shall be provided to any director upon the director’s request. If a director requests that all stockholder communications sent to the director care of the company be forwarded to him or her, the President, Legal and Business Affairs shall promptly forward all such communications to the director.

7. The President, Legal and Business Affairs will keep copies of all stockholder communications for a period of time consistent with IFL’s records management policy.

ADMISSION TICKET
Annual Meeting of Stockholders
International Fight League, Inc.
June 28, 2007
Offices of Lowenstein Sandler PC
1251 Avenue of the Americas, 18th Floor
New York, New York
     This ticket, along with a form of personal identification, admits the named Stockholder(s).

Proxy Card
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Gareb Shamus, Michael C. Keefe and Jonathan Rosan (the “Proxy Committee”) or any of them as proxies and attorneys-in-fact, with full power of substitution, to vote all shares of common stock of International Fight league, Inc. the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders of International Fight league, Inc. to be held on June 28, 2007, beginning at 10 a.m. EST, at the offices of Lowenstein Sandler P.C. located at 1251 Avenue of the Americas, 18th Floor, New York, New York 10020, and at any adjournments or postponements. The matters to be voted on are set forth in the Notice of 2007 Annual Meeting and Proxy Statement. The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, in accordance with the recommendation of the Board of Directors. This proxy authorizes each of the Proxy Committee members to vote at his discretion on any other matter that may properly come before the annual meeting or any adjournment or postponement of the meeting.
(Continued and to be signed and dated on the reverse side.)
ADDRESS CHANGE:
(If you noted an address change above, please mark box on the reverse side.)

INTERNATIONAL FIGHT LEAGUE, INC
Please mark, sign, and date the proxy card and return it in the postage-paid envelope we have provided.
TO HAVE YOUR SHARES VOTED, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends a
vote “FOR” the nominees listed in Item 1
and FOR 2 and 3:

1.	Election of Directors	For	Withhold	For All
	The Board of Directors recommends a vote “FOR”	All	All	Except
	The nominees listed below:	☐	☐	☐
To withhold authority to vote for any individual nominee, mark the “Exceptions” box opposite the name of the nominee.

Jeffrey M. Jagid	☐
Michael Molnar	☐
Kurt Otto	☐
Gareb Shamus	☐

		FOR	AGAINST	ABSTAIN

2.	Board of Directors’ Proposal to ratify the appointment of Rothstein, Kass & Company, P.C. as independent accountants for 2007	☐	☐	☐

3.	Board of Directors’ Proposal to approve an amendment to the certificate of incorporation to increase the number of shares of common stock the company is authorized to issue from 75 million to 150 million	☐	☐	☐
Please sign below, exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.
For an address change, please check this box and write them on the back where indicated. ☐

Signature (PLEASE SIGN WITHIN BOX) Date	Signature (Joint Owners) Date